Exhibit 99.1

CONFIDENTIAL

GARRETT MOTION PRESERVES $2.6 BILLION STALKING HORSE BID FOR BUSINESS

•	Competitive process to continue to explore all alternatives

•	Auction date set for December 18

•	KPS ‘stalking horse’ bidding protections approved by the bankruptcy court

ROLLE, Switzerland – October 26, 2020 – Garrett Motion Inc. (“Garrett”) today announced that on Friday, October 23, 2020, it secured Court approval of bidding procedures for a competitive process to either sell the business of Garrett or raise equity capital for a stand-alone plan of reorganization. The competitive process will continue over the next seven weeks and is expected to conclude at an auction on or about December 18, 2020. The bidding procedures permit Garrett to explore all options, including sales of Garrett for cash, sales of Garrett with co-investment rights offered to stakeholders, and stand-alone plans of reorganization.

Garrett also obtained on Friday approval of ‘stalking horse’ bidding protections for affiliates of KPS Capital Partners, LP (“KPS”), including a $63 million dollar termination fee and expense reimbursement (subject to a limit of $21 million). As previously disclosed, on September 20, 2020 Garrett and certain affiliates of KPS entered into a share and asset purchase agreement (“SAPA”) in connection with the proposed purchase of Garrett’s business, and, on October 19, 2020, KPS delivered a revised proposal in which KPS agreed to, among other things, increase its ‘stalking horse’ bid by $500 million to $2.6 billion (the “Stalking Horse Bid”). These ‘stalking horse’ bidding protections will be payable by Garrett if the SAPA is terminated because Garrett decides to pursue a higher and better alternative or in certain other circumstances.

The bidding protections preserve the Stalking Horse Bid, which provides for:

•

The purchase by a new company organized by KPS (the “New Garrett”) of substantially all of the assets of the Debtors and the economic value of ASASCO’s litigation claims and defences against Honeywell for aggregate purchase consideration of $2.6 billion;

•	The re-listing of New Garrett as a public company; and

•	The opportunity for Garrett’s current stockholders to co-invest up to $350 million in the purchase of common stock of New Garrett on same terms as KPS.

The Debtors intend to proceed with the competitive process and actively solicit alternatives to the Stalking Horse Bid prior to the auction, including the continued development of the proposals received from Centerbridge Partners, L.P. and Oaktree Capital Management L.P. as well as the development of other potential stand-alone plan opportunities that provide investment opportunities to Garrett’s stockholders.

“Garrett is pleased to have obtained the recent relief from the Court, including approval of our debtor-in-possession financing and customer, supplier and vendor programs, as well as the auction procedures and the preservation of the current $2.6 billion bid by KPS,” said Chief Executive Officer Olivier Rabiller. “We look forward to working with the various bidders, our stockholder groups and all of our stakeholders on a robust competitive process and prompt emergence from Chapter 11 in the first quarter of 2021.”

Information about the Chapter 11 Process

CONFIDENTIAL

Garrett anticipates emerging from Chapter 11 and completing the sale process in early 2021.

Morgan Stanley & Co. LLC and Perella Weinberg Partners are serving as financial advisors, Sullivan & Cromwell LLP and Quinn Emanuel Urquhart & Sullivan LLP are serving as legal advisors, and AlixPartners is serving as restructuring advisor to Garrett Motion.

Court filings and other documents related to the Chapter 11 process are available at http://www.kccllc.net/garrettmotion or by calling Garrett’s claims agent, KCC, at 866-812-2297 (U.S. toll-free) or +800 3742 6170 (international toll-free) or sending an email to Garrettinfo@kccllc.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of fact, that address activities, events or developments that we or our management intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements including without limitation our statements regarding our Chapter 11 process and the ongoing competitive process. Although we believe forward-looking statements are based upon reasonable assumptions, such statements involve known and unknown risks, uncertainties, and other factors, which may cause the actual results or performance of the company to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to those described in our annual report on Form 10-K for the year ended December 31, 2019, as updated by our quarterly report on Form 10-Q for the period ended June 30, 2020, as well as our other filings with the Securities and Exchange Commission, under the headings “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements.” You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. Forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by our forward-looking statements.

About Garrett Motion Inc.

Garrett Motion is a differentiated technology leader, serving customers worldwide for more than 65 years with passenger vehicle, commercial vehicle, aftermarket replacement and performance enhancement solutions. Garrett’s cutting-edge technology enables vehicles to become safer, and more connected, efficient and environmentally friendly. Our portfolio of turbocharging, electric boosting and automotive software solutions empowers the transportation industry to redefine and further advance motion. For more information, please visit www.garrettmotion.com.

Media:

Michael Cimini

Garrett Motion Inc.

T: 973.216.3986

Michael.Cimini@Garrettmotion.com

Jeff Zilka

Edelman

T: 847.421.0622

Jeff.Zilka@Edelman.com